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                                                USAir Group, Inc.
                                                   EXHIBIT 11
                                             COMPUTATION OF PRIMARY
                                      AND FULLY DILUTED EARNINGS PER SHARE

                                                   (unaudited)
                                     (in thousands except per share amounts)
                                                       Three Months Ended             Six Months Ended
                                                            June 30,                      June 30,
                                                     ----------------------      --------------------------
                                                        1994         1993           1994            1993
                                                        ----         ----           ----            ----
Adjustments to Net Income (Loss)
================================
Income (loss) before accounting change               $ 13,813      $  5,834      $(182,842)      $ (55,198)
Preferred dividend requirement                        (19,335)      (18,408)       (38,555)        (35,316)
                                                      -------       -------       --------        --------
Net loss applicable to common stock
  before accounting change                             (5,522)      (12,574)       (221,397)       (90,514)
Accounting change                                           -             -               -        (43,749)
                                                       -------      -------        --------       --------
Net loss applicable to common stock
  and common stock equivalents used
  for primary computation                              (5,522)      (12,574)       (221,397)      (134,263)
Fully Diluted Adjustments
  Assume conversion of preferred stock                 19,335        18,408          38,555         35,316
                                                      -------       -------        --------       --------
    Adjusted net income (loss) applicable to
      common stock assuming full dilution            $ 13,813      $  5,834       $(182,842)     $ (98,947)
                                                      =======       =======        ========       ========
Adjustments to Shares Outstanding
=================================
Average number of shares of common stock               59,616        54,597          59,446         50,945
Primary Adjustments
  Assume exercise of options and common
    stock equivalents  1)                                   -             -               -              -
      Total average number of common and              -------       -------        --------       --------
        common equivalent shares used for
        primary computation                            59,616        54,597          59,446         50,945
                                                      =======       =======        ========       ========

Average number of shares of common stock               59,616        54,597          59,446         50,945
Fully Diluted Adjustments  2)
  Assume exercise of options                                -         1,583              26          1,019
  Assume conversion of preferred stock                 39,156        35,617          39,156         33,008
    Total average number of shares assumed to         -------       -------        --------       --------
      be outstanding after full conversion             98,772        91,797          98,628         84,972
                                                      =======       =======        ========       ========
Income (Loss) Per Share
=======================
Primary 1)
  Before accounting change                           $  (0.09)     $  (0.23)      $   (3.72)     $   (1.78)
  Effect of accounting change                               -             -               -          (0.86)
                                                      -------       -------        --------       --------
    Primary loss per share                           $  (0.09)     $  (0.23)      $   (3.72)     $   (2.64)
                                                      =======       =======        ========       ========
Fully diluted 2)
  Before accounting change                           $   0.14      $   0.06       $   (1.85)     $   (0.65)
  Effect of accounting change                               -             -               -          (0.51)
                                                      -------       -------        --------       --------
    Fully diluted income (loss) per share            $   0.14      $   0.06       $   (1.85)     $   (1.16)
                                                      =======       =======        ========       ========
1)        The assumed exercise of options and common stock equivalents which are anti-dilutive are not included in the computation and presentation of primary earnings per share.

2)        The assumed exercise of options and conversion of preferred stock are anti-dilutive but are included in accordance with
          Regulation S-K Item 601(b)(11).
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